Exhibit 23.2

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated (“Baird”) hereby consents to the inclusion in the Proxy Statement/Prospectus of Delavan Bancshares, Inc. as a part of the Registration Statement on Form S-4 and any amendments thereto relating to the proposed merger of Delavan Bancshares, Inc. with and into a wholly owned subsidiary of Wintrust Financial Corporation, of its opinion dated October 13, 2014 and to the references made to Baird in the sections of such Proxy Statement/Prospectus entitled “Summary – Reasons for the merger,” “Summary – Fairness opinion of Delavan’s financial advisor,” “Risk Factors,” “The Merger – Background of the merger,” “The Merger – Fairness Opinion of Delavan’s Financial Advisor” and “The Merger – Delavan’s reasons for the merger and recommendation of the board of directors.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ James F. Hemmer
Name:	James F. Hemmer
Title:	Managing Director

November 12, 2014